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                              [DECHERT LETTERHEAD]


                                August 30, 2001


Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, Illinois  60523


Re:     Registration Statement on Form S-4
        SEC File No. 333-60300


Gentlemen and Ladies:


        We have acted as special counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the "Company") and Great Lakes Dredge & Dock Company, a New Jersey corporation; Great Lakes Caribbean Dredging, Inc., a Delaware corporation; Dawson Marine Services Company, a Delaware corporation; North American Site Developers, Inc., a Massachusetts corporation, and Fifty-Three Dredging Corporation, a New Jersey corporation (collectively, the "Guarantors") in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-60300), originally filed on May 4, 2001 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Trust Indenture Act of 1939, as amended, as subsequently amended by an amendment to be filed today (the "Registration Statement"). The Registration Statement relates to the proposed issuance of up to $155 million aggregate principal amount of Series D 11 1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes") of the Company and the guarantee thereof (the "Exchange Guarantees") by each of the Guarantors. The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding Registered Series B 11 1/4% Senior Subordinated Notes due 2008 and Unregistered Series C 11 1/4% Senior Subordinated Notes due 2008 (together, the "Existing Notes") and the Guarantors' guarantees thereof pursuant to the Registration Rights Agreement dated April 24, 2001 among the Company, the Guarantors and Credit Suisse First Boston Corporation. The Exchange Notes are to be issued pursuant to the terms of an Indenture, filed as Exhibit 4.01 to the Registration Statement as supplemented by the Supplemental Indenture, filed as Exhibit 4.05 to the Registration Statement (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee.

        We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry which we have deemed advisable for the rendering of the opinions set forth below. In making our examination, we have assumed the

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Great Lakes Dredge & Dock Corporation
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genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

        We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the delivery of the Exchange Notes and the Exchange Guarantees. Based on the foregoing, it is our opinion that:

        1. The Exchange Notes have been duly authorized by the Company and, when (a) the Registration Statement has been declared effective, (b) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and (c) the Exchange Notes have been issued and delivered against the exchange of the Existing Notes in accordance with the terms set forth in the Prospectus included in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        2. The Exchange Guarantees have been duly authorized by the respective Guarantors, and when (a) the Registration Statement has been declared effective, (b) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and
(c) the Exchange Notes have been issued and delivered against the exchange of the Existing Notes in accordance with the terms set forth in the Prospectus included in the Registration Statement, the Exchange Guarantees will constitute the legal, valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        The opinions expressed herein are limited to the laws of the United States of America, the state of New York, the Business Corporation Law of the Commonwealth of Massachusetts, the Delaware General Corporation Law and the New Jersey Business Corporation Act, and we express no opinion concerning any other laws.

        The opinions expressed herein are rendered for your benefit in connection with the transaction contemplated herein. The opinions expressed herein may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name in the Prospectus contained therein under the caption


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Great Lakes Dredge & Dock Corporation
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"Legal Matters."  In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                        Very truly yours,


                                        /s/ Dechert



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